Exhibit 99.1

Investor	Valerie Haertel	Media	T.J. Crawford
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		External Affairs
	(401) 770-4050		(212) 457-0583

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS SECOND QUARTER RESULTS; DIVERSIFIED ASSETS DELIVER STRONG ENTERPRISE RESULTS

2020 FULL YEAR EPS AND CASH FLOW FROM OPERATIONS GUIDANCE RANGES RAISED

Continued Responsiveness to COVID-19:

•	Ongoing support for employees, clients and communities across the country

•	Opened more than 1,800 test sites at drive-thru locations to date and continue to partner with federal, state and local officials

•	Launched Return ReadySM, a comprehensive COVID-19 business-to-business testing program

•	Consumer-driven health care model increases access to products and services

Second Quarter Year-over-Year Highlights:

•	Total revenues increased 3.0% to $65.3 billion

•	GAAP operating income increased 40.5% to $4.7 billion

•	Adjusted operating income (1) increased 32.2% to $5.3 billion

•	GAAP diluted earnings per share of $2.26

•	Adjusted EPS (2) of $2.64

Year-to-date Highlights:

•	Generated cash flow from operations of $10.4 billion

2020 Full Year Guidance:

•	Raised GAAP diluted EPS guidance range to $5.59 to $5.72 from $5.47 to $5.60

•	Raised Adjusted EPS (2) guidance range to $7.14 to $7.27 from $7.04 to $7.17

•	Raised cash flow from operations guidance range to $11.0 billion to $11.5 billion from $10.5 billion to $11.0 billion

WOONSOCKET, RHODE ISLAND, August 5, 2020 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended June 30, 2020.

CVS Health President and CEO Larry J. Merlo stated, “We’re a health innovation company that is built to meet the evolving needs of the millions we serve every day. That’s been made clear as we continue to navigate the health, social and economic impacts of COVID-19. Our earnings in this environment demonstrate the strength of our strategy and the power of our diversified business model.

“We have a strong foundation of clinical expertise, data analytics and digital capabilities, and unmatched consumer and community reach which has allowed us to rapidly bring our strategy to life at an unprecedented time. The environment surrounding COVID-19 is accelerating our transformation, giving us new opportunities to demonstrate the power of our integrated offerings and the ability to deliver care to consumers in the community, in the home and in the palm of their hand which has never been more important. We have stayed true to our purpose of helping people on their path to better health, and we remain focused on creating value for all our stakeholders.”

A summary of the Company’s response to the COVID-19 pandemic is included on page six.

_____________________________________________
The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” on page 12 and endnotes (1) and (2) on page 22 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 14 and page 21 for reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Consolidated Second Quarter Results

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except per share amounts	2020	2019	Change	2020	2019	Change
Total revenues	$65,341	$63,431	$1,910	$132,096	$125,077	$7,019
Operating income	4,680	3,332	1,348	8,138	6,022	2,116
Adjusted operating income (1)	5,328	4,031	1,297	9,441	7,626	1,815
Net income	2,986	1,931	1,055	4,998	3,358	1,640
Diluted earnings per share	$2.26	$1.49	$0.77	$3.79	$2.58	$1.21
Adjusted EPS (2)	$2.64	$1.89	$0.75	$4.55	$3.51	$1.04
Enterprise prescriptions (3) (4)	690.3	685.5	4.8	1,436.9	1,365.3	71.6

•
Total revenues increased 3.0% in the three months ended June 30, 2020 compared to the prior year driven by growth across all segments. Total revenues in the three months ended June 30, 2020 were impacted by the COVID-19 pandemic, which adversely affected revenues in the Retail/LTC and Pharmacy Services segments primarily as a result of reduced new therapy prescriptions due to lower provider visits in the three months ended June 30, 2020, as well as reduced front store revenues in the Retail/LTC segment due to shelter-in-place orders.

•
Operating income and adjusted operating income increased 40.5% and 32.2%, respectively, in the three months ended June 30, 2020 compared to the prior year. The increase in both operating income and adjusted operating income was primarily due to the impact of the COVID-19 pandemic, which resulted in reduced benefit costs due to the deferral of elective procedures and other discretionary utilization in the Health Care Benefits segment, partially offset by reduced volume and increased operating expenses associated with the Company’s COVID-19 pandemic response efforts in the Retail/LTC segment.

•
Net income increased 54.6% in the three months ended June 30, 2020 compared to the prior year primarily due to the higher operating income described above, partially offset by higher income tax expense associated with the increase in pre-tax income.

•
The effective income tax rate was 24.6% for the three months ended June 30, 2020 compared to 25.5% for the three months ended June 30, 2019. The decrease in the effective income tax rate was primarily due to the favorable resolution of several state and local income tax matters in the three months ended June 30, 2020, partially offset by the reinstatement of the non-deductible Health Insurer Fee (“HIF”) for 2020.

Pharmacy Services Segment

The Pharmacy Services segment provides a full range of pharmacy benefit management solutions to employers, health plans, government employee groups and government sponsored programs. The segment results for the three and six months ended June 30, 2020 and 2019 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions	2020	2019	Change	2020	2019	Change
Total revenues	$34,889	$34,842	$47	$69,872	$68,400	$1,472
Operating income	1,271	1,197	74	2,385	2,047	338
Adjusted operating income (1)	1,327	1,296	31	2,508	2,243	265
Total pharmacy claims processed (4) (5)	505.4	489.0	16.4	1,046.8	970.8	76.0
Pharmacy network (6)	425.1	412.1	13.0	886.2	819.8	66.4
Mail choice (7)	80.3	76.9	3.4	160.6	151.0	9.6

•
Total revenues increased $47 million in the three months ended June 30, 2020 compared to the prior year, as growth in specialty pharmacy and brand inflation were largely offset by previously disclosed client losses and continued price compression.

•
Total pharmacy claims processed increased 3.4% on a 30-day equivalent basis in the three months ended June 30, 2020 compared to the prior year primarily driven by net new business, partially offset by reduced new therapy prescriptions due to lower provider visits in the three months ended June 30, 2020.

•
Operating income and adjusted operating income increased 6.2% and 2.4%, respectively, in the three months ended June 30, 2020 compared to the prior year primarily driven by growth in specialty pharmacy and improved purchasing economics. The increase was partially offset by continued price compression and previously disclosed client losses. The increase in operating income also was driven by lower amortization expense in the three months ended June 30, 2020.

See the supplemental information on page 16 for additional information regarding the performance of the Pharmacy Services segment.

Retail/LTC Segment

The Retail/LTC segment fulfills prescriptions for medications, provides patient care programs, sells a wide assortment of general merchandise, provides health care services through walk-in medical clinics, provides medical diagnostic testing and provides services to long-term care facilities. The segment results for the three and six months ended June 30, 2020 and 2019 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions	2020	2019	Change	2020	2019	Change
Total revenues	$21,662	$21,447	$215	$44,411	$42,562	$1,849
Operating income	933	1,551	(618)	2,713	2,789	(76)
Adjusted operating income (1)	1,057	1,669	(612)	2,959	3,158	(199)
Prescriptions filled (4) (5)	345.4	349.1	(3.7)	720.5	695.9	24.6

•
Total revenues increased 1.0% in the three months ended June 30, 2020 compared to the prior year primarily driven by pharmacy drug mix, growth in retail pharmacy prescription volume and brand inflation. These increases were partially offset by continued reimbursement pressure, the impact of recent generic introductions, decreased long-term care prescription volume and lower front store revenues.

•
Front store revenues decreased 4.6% in the three months ended June 30, 2020 compared to the prior year. The decrease was primarily due to reduced customer traffic in the segment’s retail pharmacies due to shelter-in-place orders in response to the COVID-19 pandemic.

•
Prescriptions filled decreased 1.1% on a 30-day equivalent basis in the three months ended June 30, 2020 compared to the prior year. The decrease was primarily driven by reduced new therapy prescriptions due to lower provider visits in the three months ended June 30, 2020 and decreased long-term care prescription volume, partially offset by the continued adoption of patient care programs.

•
Operating income and adjusted operating income decreased 39.8% and 36.7%, respectively, in the three months ended June 30, 2020 compared to the prior year. The decrease in both operating income and adjusted operating income was primarily due to the impact of the COVID-19 pandemic, which resulted in incremental operating expenses associated with the Company’s COVID-19 pandemic response efforts, decreased front store volume and reduced new therapy prescriptions, as well as continued reimbursement pressure. These decreases were partially offset by improved generic drug purchasing in the three months ended June 30, 2020.

See the supplemental information on page 17 for additional information regarding the performance of the Retail/LTC segment.

Health Care Benefits Segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three and six months ended June 30, 2020 and 2019 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except percentages	2020	2019	Change	2020	2019	Change
Total revenues	$18,468	$17,403	$1,065	$37,666	$35,273	$2,393
Operating income	3,066	1,062	2,004	4,161	2,217	1,944
Adjusted operating income (1)	3,464	1,438	2,026	4,955	3,000	1,955
Medical benefit ratio (“MBR”) (8)	70.3%	84.0%	(13.7)%	76.4%	84.0%	(7.6)%
Medical membership (9)				23.6	22.8	0.8

•
Total revenues increased 6.1% in the three months ended June 30, 2020 compared to the prior year primarily driven by membership growth in the Health Care Benefits segment’s Government products and the favorable impact of the reinstatement of the HIF for 2020. These increases were partially offset by the absence of the financial results of Aetna’s standalone Medicare Part D prescription drug plans (“PDPs”), which the Company retained through 2019, and membership declines in the segment’s Commercial insured products.

•
Operating income and adjusted operating income increased 188.7% and 140.9%, respectively, in the three months ended June 30, 2020, compared to the prior year. The increase was primarily driven by reduced benefit costs due to the deferral of elective procedures and other discretionary utilization in response to the COVID-19 pandemic, growth in the segment’s Government products and the impact of cost reduction efforts, including integration synergies. These increases were partially offset by membership declines in the segment’s Commercial insured products.

•
The Health Care Benefits segment’s MBR decreased 1,370 basis points from 84.0% to 70.3% in the three months ended June 30, 2020 compared to the prior year primarily due to the deferral of elective procedures and other discretionary utilization related to COVID-19 described above and the reinstatement of the HIF for 2020.

•
Medical membership as of June 30, 2020 of 23.6 million increased 124 thousand members compared with March 31, 2020, primarily reflecting increases in Medicare and Medicaid products, partially offset by a decline in Commercial products.

•
The Health Care Benefits segment experienced favorable development of prior-periods’ health care cost estimates in its Commercial and Government businesses during the three months ended June 30, 2020, primarily attributable to first quarter 2020 performance.

•
Prior years’ health care costs payable estimates developed favorably by $420 million during the six months ended June 30, 2020. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2020 operating results.

See the supplemental information on page 18 for additional information regarding the performance of the Health Care Benefits segment.

COVID-19 Response
CVS Health is uniquely positioned to help the country through the COVID-19 pandemic. The Company has focused its resources on the wellbeing and safety of employees, consumers and the communities it serves. The following are key actions taken to date:
Employees

•	Providing regular supply of personal protective equipment and adding safety features to retail stores.

•	Provided enhanced benefits, including bonuses to frontline employees, paid sick leave for part-time employees and paid time off to employees who test positive or are quarantined due to exposure.

•	Announced intention to hire 50,000 additional full-time, part time and temporary roles; over 40,000 hires to date.
Consumers and members

•	Waived cost sharing for COVID-19 diagnosis and treatment, including inpatient hospital admissions, for insured members.

•	Opened crisis response line for members experiencing anxiety related to COVID-19 and expanded 24/7 access to Aetna Nurse Medical line for Aetna and Caremark members.

•	Extended waivers for out-of-pocket costs for Aetna insured members for inpatient admissions for treatment or health complications associated with COVID-19 through September 30, 2020.

•	Extended waivers for cost-sharing for in-network telemedicine visits by Medicare Advantage members for outpatient behavioral and mental health counseling services through September 30, 2020.

•	Waived Medicare Advantage member out-of-pocket costs for all in-network primary care visits, whether done in-office or via telehealth, for any reason through September 30, 2020.

•	For Commercial members, waived cost sharing for minor acute care evaluation, care management services and certain behavioral health services rendered via telephone through December 31, 2020.

•	Expanded telehealth options (“E-Clinic”) offered by MinuteClinic to help patients access safe, affordable and convenient non-emergency care.

•	Extended maintenance prescriptions and waived early refill limits to support medication adherence.

•	Waived fees associated with prescription home delivery and associated front store products. Testing autonomous vehicle prescription delivery in collaboration with Nuro.

•	Sent care packages to members diagnosed with COVID-19 through Aetna’s Healing Better program.
Plan Sponsors

•
Launched Return Ready, a comprehensive customizable and integrated end-to-end COVID-19 testing solution to assist employers and universities with the safe return of their employees, students and staff.

•	Provided assistance through premium credits.
Providers

•
Waived advance approvals, streamlined credentialing process, relaxed telemedicine policies and removed prior authorization requirements. Offering flexible plan designs to help reduce financial burdens.

Communities

•	Offering COVID-19 testing at over 1,800 CVS drive-thru locations, with more than 50% located in communities with significant need for support according to the CDC Social Vulnerability Index.

•	In coordination with the U.S. Department of Health and Human Services (“HHS”), opened 11 testing sites serving communities disproportionately impacted by the pandemic.

•	Launched critical diagnostic testing for the vulnerable senior population in long-term care facilities in partnership with 3 states.

•	Administered nearly 2 million COVID-19 tests nationwide through end of July.

•	Expanded Coram infusion services to help transition eligible IV-therapy patients to home-based care, freeing up hospital capacity.

•
Investing nearly $50 million directly and through the Company’s foundations to address food insecurity, lack of access to telehealth services for the underserved, personal protective equipment, mental health support for front-line workers and community resilience.

•	Returned all $43 million in funds received from the Coronavirus Aid, Relief, and Economic Security Act provider relief fund to HHS.

2020 Full Year Guidance

While acknowledging the inherent and unprecedented uncertainty surrounding the ongoing COVID-19 pandemic and its impact, the Company raised its full year 2020 GAAP diluted EPS guidance range to $5.59 to $5.72 from $5.47 to $5.60 and its full year 2020 Adjusted EPS guidance range to $7.14 to $7.27 from $7.04 to $7.17, reflecting an update to its estimated full year effective income tax rate. The Company projects higher utilization in its Health Care Benefits segment in the second half of 2020 than in the first half of 2020 and continued significant COVID-19 related investments, including operating costs, in the remainder of the year. The Company also raised its full year 2020 cash flow from operations guidance range to $11.0 billion to $11.5 billion from $10.5 billion to $11.0 billion.

The adjustments between GAAP diluted EPS and Adjusted EPS include adding back amortization of intangible assets, integration costs related to the Company’s acquisition (the “Aetna Acquisition”) of Aetna Inc. (“Aetna”) and expected gains/losses on divestitures.

Teleconference and Webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its second quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About CVS Health

CVS Health employees are united around a common goal of becoming the most consumer-centric health company. We’re evolving based on changing consumer needs and meeting people where they are, whether that’s in the community at one of our nearly 10,000 local touchpoints, in the home, or in the palm of their hand. Our newest offerings — from HealthHUB® locations that are redefining what a pharmacy can be, to innovative programs that help manage chronic conditions — are designed to create a higher-quality, simpler and more affordable experience. Learn more about how we’re transforming health at www.cvshealth.com.

Cautionary Statement Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include Mr. Merlo’s quotation, the information under the heading “2020 Full Year Guidance” and the information included in the endnotes and reconciliations. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties related to the COVID-19 pandemic, the geographies impacted and the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns, and the timing, scope and impact of stimulus legislation and other federal, state and local governmental responses to the pandemic, as well as the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 and our recently filed Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share amounts	2020	2019	2020	2019
Revenues:
Products	$46,355	$45,531	$93,358	$88,874
Premiums	16,927	15,791	34,567	32,073
Services	1,875	1,816	3,825	3,588
Net investment income	184	293	346	542
Total revenues	65,341	63,431	132,096	125,077
Operating costs:
Cost of products sold	40,242	38,970	80,589	76,217
Benefit costs	11,751	13,087	26,138	26,546
Operating expenses	8,668	8,042	17,231	16,292
Total operating costs	60,661	60,099	123,958	119,055
Operating income	4,680	3,332	8,138	6,022
Interest expense	765	772	1,498	1,554
Other income	(45)	(31)	(99)	(62)
Income before income tax provision	3,960	2,591	6,739	4,530
Income tax provision	974	660	1,741	1,172
Net income	2,986	1,931	4,998	3,358
Net (income) loss attributable to noncontrolling interests	(11)	5	(16)	(1)
Net income attributable to CVS Health	$2,975	$1,936	$4,982	$3,357

Net income per share attributable to CVS Health:
Basic	$2.27	$1.49	$3.81	$2.58
Diluted	$2.26	$1.49	$3.79	$2.58
Weighted average shares outstanding:
Basic	1,309	1,301	1,307	1,299
Diluted	1,314	1,302	1,313	1,302
Dividends declared per share	$0.50	$0.50	$1.00	$1.00

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	June 30, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$14,869	$5,683
Investments	2,596	2,373
Accounts receivable, net	22,520	19,617
Inventories	16,519	17,516
Other current assets	6,002	5,113
Total current assets	62,506	50,302
Long-term investments	18,594	17,314
Property and equipment, net	12,221	12,044
Operating lease right-of-use assets	20,571	20,860
Goodwill	80,057	79,749
Intangible assets, net	32,225	33,121
Separate accounts assets	4,639	4,459
Other assets	4,682	4,600
Total assets	$235,495	$222,449

Liabilities:
Accounts payable	$9,919	$10,492
Pharmacy claims and discounts payable	15,541	13,601
Health care costs payable	7,362	6,879
Policyholders’ funds	3,636	2,991
Accrued expenses	15,634	12,133
Other insurance liabilities	1,644	1,830
Current portion of operating lease liabilities	1,766	1,596
Current portion of long-term debt	8,192	3,781
Total current liabilities	63,694	53,303
Long-term operating lease liabilities	18,612	18,926
Long-term debt	63,481	64,699
Deferred income taxes	7,136	7,294
Separate accounts liabilities	4,639	4,459
Other long-term insurance liabilities	7,270	7,436
Other long-term liabilities	2,308	2,162
Total liabilities	167,140	158,279

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	46,276	45,972
Treasury stock	(28,235)	(28,235)
Retained earnings	48,768	45,108
Accumulated other comprehensive income	1,213	1,019
Total CVS Health shareholders’ equity	68,022	63,864
Noncontrolling interests	333	306
Total shareholders’ equity	68,355	64,170
Total liabilities and shareholders’ equity	$235,495	$222,449

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In millions	2020	2019
Cash flows from operating activities:
Cash receipts from customers	$129,218	$120,808
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(76,381)	(70,567)
Insurance benefits paid	(26,483)	(25,992)
Cash paid to other suppliers and employees	(14,688)	(14,497)
Interest and investment income received	395	512
Interest paid	(1,407)	(1,502)
Income taxes paid	(230)	(1,476)
Net cash provided by operating activities	10,424	7,286

Cash flows from investing activities:
Proceeds from sales and maturities of investments	2,710	3,786
Purchases of investments	(3,688)	(4,062)
Purchases of property and equipment	(1,190)	(1,289)
Acquisitions (net of cash acquired)	(768)	(250)
Other	6	14
Net cash used in investing activities	(2,930)	(1,801)

Cash flows from financing activities:
Net repayments of short-term debt	—	(275)
Proceeds from issuance of long-term debt	3,946	—
Repayments of long-term debt	(1,016)	(1,899)
Dividends paid	(1,315)	(1,306)
Proceeds from exercise of stock options	166	111
Payments for taxes related to net share settlement of equity awards	(68)	(80)
Other	(16)	7
Net cash provided by (used in) financing activities	1,697	(3,442)
Net increase in cash, cash equivalents and restricted cash	9,191	2,043
Cash, cash equivalents and restricted cash at the beginning of the period	5,954	4,295
Cash, cash equivalents and restricted cash at the end of the period	$15,145	$6,338

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In millions	2020	2019
Reconciliation of net income to net cash provided by operating activities:
Net income	$4,998	$3,358
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,188	2,183
Stock-based compensation	179	226
Deferred income taxes and other noncash items	(101)	(42)
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(2,233)	(681)
Inventories	1,003	939
Other assets	(560)	(314)
Accounts payable and pharmacy claims and discounts payable	1,671	917
Health care costs payable and other insurance liabilities	(415)	496
Other liabilities	3,694	204
Net cash provided by operating activities	$10,424	$7,286

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as adjusted operating income, adjusted earnings per share (EPS) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:

•
The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the Company’s unaudited GAAP condensed consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.

•
During the three and six months ended June 30, 2020 and 2019, acquisition-related integration costs relate to the Aetna Acquisition. The acquisition-related integration costs are reflected in the Company’s unaudited GAAP condensed consolidated statements of operations in operating expenses within the Corporate/Other segment.

•
During the six months ended June 30, 2019, the store rationalization charge primarily relates to operating lease right-of-use asset impairment charges in connection with the planned closure of 46 underperforming retail pharmacy stores in the second quarter of 2019. The store rationalization charge is reflected in the Company’s unaudited GAAP condensed consolidated statement of operations in operating expenses within the Retail/LTC segment.

•
The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

The Company’s full year 2020 guidance reconciliation also reflects an estimated gain on divestiture of the Company’s Coventry Health Care Workers Compensation business, which the Company sold on July 31, 2020 for approximately $850 million. The Company expects to recognize a pretax gain on this divestiture of approximately $225 million within the Health Care Benefits segment in the third quarter of 2020. This amount has been excluded from the projected full year Adjusted EPS because the Company believes this amount neither relates to the ordinary course of the Company’s business nor reflects the Company’s underlying business performance.

See endnotes (1) and (2) on page 22 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 14 and page 21.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of operating income to adjusted operating income:

	Three Months Ended June 30, 2020
In millions	Pharmacy Services	Retail/ LTC	Health Care Benefits	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,271	$933	$3,066	$(413)	$(177)	$4,680
Non-GAAP adjustments:
Amortization of intangible assets	56	124	398	—	—	578
Acquisition-related integration costs	—	—	—	70	—	70
Adjusted operating income (loss) (1)	$1,327	$1,057	$3,464	$(343)	$(177)	$5,328

	Three Months Ended June 30, 2019
In millions	Pharmacy Services	Retail/ LTC	Health Care Benefits	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,197	$1,551	$1,062	$(308)	$(170)	$3,332
Non-GAAP adjustments:
Amortization of intangible assets	99	118	376	—	—	593
Acquisition-related integration costs	—	—	—	106	—	106
Adjusted operating income (loss) (1)	$1,296	$1,669	$1,438	$(202)	$(170)	$4,031

	Six Months Ended June 30, 2020
In millions	Pharmacy Services	Retail/ LTC	Health Care Benefits	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$2,385	$2,713	$4,161	$(768)	$(353)	$8,138
Non-GAAP adjustments:
Amortization of intangible assets	123	246	794	1	—	1,164
Acquisition-related integration costs	—	—	—	139	—	139
Adjusted operating income (loss) (1)	$2,508	$2,959	$4,955	$(628)	$(353)	$9,441

	Six Months Ended June 30, 2019
In millions	Pharmacy Services	Retail/ LTC	Health Care Benefits	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$2,047	$2,789	$2,217	$(689)	$(342)	$6,022
Non-GAAP adjustments:
Amortization of intangible assets	196	234	783	2	—	1,215
Acquisition-related integration costs	—	—	—	254	—	254
Store rationalization charge	—	135	—	—	—	135
Adjusted operating income (loss) (1)	$2,243	$3,158	$3,000	$(433)	$(342)	$7,626

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended June 30, 2020		Three Months Ended June 30, 2019
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income (GAAP measure)	$2,986		$1,931
Net (income) loss attributable to noncontrolling interests (GAAP measure)	(11)		5
Income allocable to participating securities (GAAP measure)	—		(1)
Net income attributable to CVS Health (GAAP measure)	2,975	$2.26	1,935	$1.49
Non-GAAP adjustments:
Amortization of intangible assets	578	0.44	593	0.45
Acquisition-related integration costs	70	0.06	106	0.08
Income tax benefit	(155)	(0.12)	(172)	(0.13)
Adjusted income attributable to CVS Health (2)	$3,468	$2.64	$2,462	$1.89

Weighted average diluted shares outstanding		1,314		1,302

	Six Months Ended June 30, 2020		Six Months Ended June 30, 2019
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income (GAAP measure)	$4,998		$3,358
Net income attributable to noncontrolling interests (GAAP measure)	(16)		(1)
Income allocable to participating securities (GAAP measure)	—		(3)
Net income attributable to CVS Health (GAAP measure)	4,982	$3.79	3,354	$2.58
Non-GAAP adjustments:
Amortization of intangible assets	1,164	0.89	1,215	0.93
Acquisition-related integration costs	139	0.11	254	0.20
Store rationalization charge	—	—	135	0.10
Income tax benefit	(315)	(0.24)	(391)	(0.30)
Adjusted income attributable to CVS Health (2)	$5,970	$4.55	$4,567	$3.51

Weighted average diluted shares outstanding		1,313		1,302

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income, which is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following is a reconciliation of financial measures of the Company’s segments to the consolidated totals:

In millions	Pharmacy Services (a)	Retail/ LTC	Health Care Benefits	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
June 30, 2020
Total revenues	$34,889	$21,662	$18,468	$86	$(9,764)	$65,341
Operating income (loss)	1,271	933	3,066	(413)	(177)	4,680
Adjusted operating income (loss) (1)	1,327	1,057	3,464	(343)	(177)	5,328
June 30, 2019
Total revenues	34,842	21,447	17,403	161	(10,422)	63,431
Operating income (loss)	1,197	1,551	1,062	(308)	(170)	3,332
Adjusted operating income (loss) (1)	1,296	1,669	1,438	(202)	(170)	4,031

Six Months Ended
June 30, 2020
Total revenues	$69,872	$44,411	$37,666	$176	$(20,029)	$132,096
Operating income (loss)	2,385	2,713	4,161	(768)	(353)	8,138
Adjusted operating income (loss) (1)	2,508	2,959	4,955	(628)	(353)	9,441
June 30, 2019
Total revenues	68,400	42,562	35,273	271	(21,429)	125,077
Operating income (loss)	2,047	2,789	2,217	(689)	(342)	6,022
Adjusted operating income (loss) (1)	2,243	3,158	3,000	(433)	(342)	7,626
_____________________________________________

(a)
Total revenues of the Pharmacy Services segment include approximately $2.6 billion and $2.9 billion of retail co-payments for the three months ended June 30, 2020 and 2019, respectively, and $6.0 billion and $6.2 billion of retail co-payments for the six months ended June 30, 2020 and 2019, respectively.

(b)	Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services segment, the Retail/LTC segment and/or the Health Care Benefits segment.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2020 vs 2019		Six Months Ended June 30, 2020 vs 2019
In millions, except percentages	2020	2019	2020	2019	$	%	$	%
Revenues:
Products	$34,595	$34,723	$69,341	$68,173	$(128)	(0.4)%	$1,168	1.7%
Services	294	119	531	227	175	147.1%	304	133.9%
Total revenues	34,889	34,842	69,872	68,400	47	0.1%	1,472	2.2%
Cost of products sold	33,271	33,279	66,774	65,618	(8)	—%	1,156	1.8%
Gross margin (10)	1,618	1,563	3,098	2,782	55	3.5%	316	11.4%
Gross margin as a % of total revenues (10)	4.6%	4.5%	4.4%	4.1%
Operating expenses	347	366	713	735	(19)	(5.2)%	(22)	(3.0)%
Operating expenses as a % of total revenues	1.0%	1.1%	1.0%	1.1%
Operating income	$1,271	$1,197	$2,385	$2,047	$74	6.2%	$338	16.5%
Operating income as a % of total revenues	3.6%	3.4%	3.4%	3.0%
Adjusted operating income (1)	$1,327	$1,296	$2,508	$2,243	$31	2.4%	$265	11.8%
Adjusted operating income as a % of total revenues	3.8%	3.7%	3.6%	3.3%
Revenues (by distribution channel):
Pharmacy network (6) (14)	$20,536	$21,974	$41,636	$43,506	$(1,438)	(6.5)%	$(1,870)	(4.3)%
Mail choice (7) (14)	14,109	12,724	27,783	24,605	1,385	10.9%	3,178	12.9%
Other	244	144	453	289	100	69.4%	164	56.7%
Pharmacy claims processed: (4) (5)
Total	505.4	489.0	1,046.8	970.8	16.4	3.4%	76.0	7.8%
Pharmacy network (6)	425.1	412.1	886.2	819.8	13.0	3.2%	66.4	8.1%
Mail choice (7)	80.3	76.9	160.6	151.0	3.4	4.4%	9.6	6.4%
Generic dispensing rate: (4) (11)
Total	88.7%	88.5%	88.8%	88.4%
Pharmacy network (6)	89.3%	89.1%	89.4%	89.0%
Mail choice (7)	85.7%	85.2%	85.7%	85.0%

Supplemental Information
(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2020 vs 2019		Six Months Ended June 30, 2020 vs 2019
In millions, except percentages	2020	2019	2020	2019	$	%	$	%
Revenues:
Products	$21,476	$21,230	$43,998	$42,130	$246	1.2%	$1,868	4.4%
Services	186	217	413	432	(31)	(14.3)%	(19)	(4.4)%
Total revenues	21,662	21,447	44,411	42,562	215	1.0%	1,849	4.3%
Cost of products sold	16,220	15,551	32,798	30,848	669	4.3%	1,950	6.3%
Gross margin (10)	5,442	5,896	11,613	11,714	(454)	(7.7)%	(101)	(0.9)%
Gross margin as a % of total revenues (10)	25.1%	27.5%	26.1%	27.5%
Operating expenses	4,509	4,345	8,900	8,925	164	3.8%	(25)	(0.3)%
Operating expenses as a % of total revenues	20.8%	20.3%	20.0%	21.0%
Operating income	$933	$1,551	$2,713	$2,789	$(618)	(39.8)%	$(76)	(2.7)%
Operating income as a % of total revenues	4.3%	7.2%	6.1%	6.6%
Adjusted operating income (1)	$1,057	$1,669	$2,959	$3,158	$(612)	(36.7)%	$(199)	(6.3)%
Adjusted operating income as a % of total revenues	4.9%	7.8%	6.7%	7.4%
Revenues (by major goods/service lines):
Pharmacy	$16,870	$16,392	$34,225	$32,510	$478	2.9%	$1,715	5.3%
Front Store	4,653	4,875	9,861	9,674	(222)	(4.6)%	187	1.9%
Other	139	180	325	378	(41)	(22.8)%	(53)	(14.0)%
Prescriptions filled (4) (5)	345.4	349.1	720.5	695.9	(3.7)	(1.1)%	24.6	3.5%
Same store sales increase (decrease): (12)
Total	2.4%	4.2%	5.7%	4.0%
Pharmacy	4.6%	4.7%	6.9%	4.8%
Front Store	(4.5)%	2.9%	1.7%	1.6%
Prescription volume (4)	0.6%	7.2%	5.2%	7.0%
Generic dispensing rate (4) (11)	89.1%	89.0%	89.2%	88.9%

Supplemental Information
(Unaudited)

Health Care Benefits Segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2020 vs 2019		Six Months Ended June 30, 2020 vs 2019
In millions, except percentages and basis points (“bps”)	2020	2019	2020	2019	$	%	$	%
Revenues:
Premiums	$16,913	$15,777	$34,534	$32,036	$1,136	7.2%	$2,498	7.8%
Services	1,428	1,478	2,912	2,925	(50)	(3.4)%	(13)	(0.4)%
Net investment income	127	148	220	312	(21)	(14.2)%	(92)	(29.5)%
Total revenues	18,468	17,403	37,666	35,273	1,065	6.1%	2,393	6.8%
Benefit costs	11,884	13,246	26,400	26,901	(1,362)	(10.3)%	(501)	(1.9)%
MBR (Benefit costs as a % of premium revenues) (8)	70.3%	84.0%	76.4%	84.0%	(1,370)	bps	(760)	bps
Operating expenses	$3,518	$3,095	$7,105	$6,155	$423	13.7%	$950	15.4%
Operating expenses as a % of total revenues	19.0%	17.8%	18.9%	17.4%
Operating income	$3,066	$1,062	$4,161	$2,217	$2,004	188.7%	$1,944	87.7%
Operating income as a % of total revenues	16.6%	6.1%	11.0%	6.3%
Adjusted operating income (1)	$3,464	$1,438	$4,955	$3,000	$2,026	140.9%	$1,955	65.2%
Adjusted operating income as a % of total revenues	18.8%	8.3%	13.2%	8.5%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	June 30, 2020			March 31, 2020			December 31, 2019			June 30, 2019
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (9)
Commercial	3,298	14,179	17,477	3,372	14,206	17,578	3,591	14,159	17,750	3,571	14,276	17,847
Medicare Advantage	2,651	—	2,651	2,584	—	2,584	2,321	—	2,321	2,264	—	2,264
Medicare Supplement	954	—	954	913	—	913	881	—	881	819	—	819
Medicaid	1,918	586	2,504	1,835	552	2,387	1,398	558	1,956	1,344	562	1,906
Total medical membership	8,821	14,765	23,586	8,704	14,758	23,462	8,191	14,717	22,908	7,998	14,838	22,836

Supplemental membership information:
Medicare Prescription Drug Plan (standalone) (a)			5,575			5,624			5,994			6,004
_____________________________________________

(a)
Represents the Company’s SilverScript® PDP membership only. Excludes 2.5 million members as of both December 31, 2019 and June 30, 2019 related to Aetna’s standalone PDPs that were sold effective December 31, 2018. The Company retained the financial results of the divested plans through 2019 through a reinsurance agreement. Subsequent to 2019, the Company no longer retains the financial results of the divested plans.

Supplemental Information
(Unaudited)

The following table shows the components of the change in health care costs payable during the six months ended June 30, 2020 and 2019:

	Six Months Ended June 30,
In millions	2020	2019
Health care costs payable, beginning of period	$6,879	$6,147
Less: Reinsurance recoverables	5	4
Health care costs payable, beginning of period, net	6,874	6,143
Acquisition	412	—
Add: Components of incurred health care costs
Current year	26,390	26,864
Prior years (a)	(420)	(489)
Total incurred health care costs (b)	25,970	26,375
Less: Claims paid
Current year	20,223	20,552
Prior years	5,704	5,095
Total claims paid	25,927	25,647
Add: Premium deficiency reserve	29	14
Health care costs payable, end of period, net	7,358	6,885
Add: Reinsurance recoverables	4	4
Health care costs payable, end of period	$7,362	$6,889
_____________________________________________

(a)	Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.

(b)
Total incurred health care costs for the six months ended June 30, 2020 and 2019 in the table above exclude (i) $29 million and $14 million, respectively, related to a premium deficiency reserve related to the Company’s Medicaid products, (ii) $20 million and $21 million, respectively, of benefit costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the Company’s unaudited condensed consolidated balance sheets and (iii) $119 million and $136 million, respectively, of benefit costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the Company’s unaudited condensed consolidated balance sheets.

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	June 30, 2020	March 31, 2020	December 31, 2019	June 30, 2019
Days Claims Payable (13)	57	48	48	48

Supplemental Information
(Unaudited)

Corporate/Other Segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2020 vs 2019		Six Months Ended June 30, 2020 vs 2019
In millions, except percentages	2020	2019	2020	2019	$	%	$	%
Revenues:
Premiums	$14	$14	$33	$37	$—	—%	$(4)	(10.8)%
Services	15	2	17	4	13	650.0%	13	325.0%
Net investment income	57	145	126	230	(88)	(60.7)%	(104)	(45.2)%
Total revenues	86	161	176	271	(75)	(46.6)%	(95)	(35.1)%
Benefit costs	51	57	119	136	(6)	(10.5)%	(17)	(12.5)%
Operating expenses	448	412	825	824	36	8.7%	1	0.1%
Operating loss	(413)	(308)	(768)	(689)	(105)	(34.1)%	(79)	(11.5)%
Adjusted operating loss (1)	(343)	(202)	(628)	(433)	(141)	(69.8)%	(195)	(45.0)%

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected net income to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information due to the risks and uncertainties related to the COVID-19 pandemic, the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns, and the timing, scope and impact of stimulus legislation and other federal, state and local governmental responses to the pandemic, as well as the risks and uncertainties described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 and our recently filed Current Reports on Form 8-K. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2020
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	7,375	$5.59	7,545	$5.72
Non-GAAP adjustments:
Amortization of intangible assets	2,320	1.76	2,320	1.76
Acquisition-related integration costs	450	0.34	450	0.34
Gain on divestiture of subsidiary	(225)	(0.17)	(225)	(0.17)
Income tax benefit	(495)	(0.38)	(495)	(0.38)
Adjusted income attributable to CVS Health (2)	$9,425	$7.14	$9,595	$7.27

Weighted average diluted shares outstanding		1,320		1,320

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store rationalization charges, gains/losses on divestitures and any other items specifically identified herein. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from operating income.
(2) The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store rationalization charges, gains/losses on divestitures, the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health, and any other items specifically identified herein. GAAP diluted EPS and Adjusted EPS, respectively, are calculated by dividing net income attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health and GAAP diluted EPS.
(3) Enterprise prescriptions include prescriptions dispensed through the Company’s retail pharmacies, long-term care pharmacies, and mail order pharmacies as well as prescription claims managed through our pharmacy benefits manager, with an elimination for managed prescription claims filled through CVS Health dispensing channels. Management uses this metric to analyze the total prescription volume across the Company including variances between actual prescriptions and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of prescription volume on total revenues and operating results.
(4) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(5) Total pharmacy claims processed represents the number of prescription claims processed through our pharmacy benefits manager and dispensed by either our retail network pharmacies or our own mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Retail/LTC segment’s pharmacies. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity, which is included within the mail choice category. Maintenance Choice permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS Pharmacy retail store for the same price as mail order.
(7) Mail choice is defined as claims filled at a Pharmacy Services mail order facility, which includes specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as prescriptions filled at the Company’s retail pharmacies under the Maintenance Choice program.
(8) Medical benefit ratio is calculated as benefit costs divided by premium revenues and represents the percentage of premium revenues spent on medical benefits for the Company’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Company’s insured Health Care Benefits products.
(9) Medical membership represents the number of members covered by the Company’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on segment total revenues and operating results.
(10) Gross margin is calculated as the segment’s total revenues less its cost of products sold. Gross margin as a percentage of total revenues is calculated by dividing the segment’s gross margin by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin as a percentage of total revenues provides investors with information that may be useful in assessing the operating results of the Company’s Pharmacy Services and Retail/LTC segments.
(11) Generic dispensing rate is calculated by dividing the segment’s generic drug prescriptions processed or filled by its total prescriptions processed or filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.
(12) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues from MinuteClinic®, revenues and prescriptions from LTC operations and, in 2019, revenues and prescriptions from stores in Brazil. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.
(13) Days claims payable is calculated by dividing the health care costs payable at the end of each quarter by the average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Company’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(14) Certain prior year amounts have been reclassified for consistency with the current period presentation.